UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒           Definitive Proxy Statement

☐           Definitive Additional Materials

☐           Soliciting Material Pursuant to § 240.14a-12

FRANKLIN COVEY CO.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒           No fee required.
☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
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☐       Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held

January 29, 2010

FRANKLIN COVEY CO.

You are cordially invited to attend the Annual Meeting of Shareholders of Franklin Covey Co. (the Company), which will be held on Friday, January 29, 2010 at 8:30 a.m., at the Hyrum W. Smith Auditorium, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331 (the Annual Meeting), for the following purposes:

(i)
To elect three directors of the Company, each to serve a term of three years expiring at the annual meeting of shareholders of the Company to be held following the end of fiscal year 2012 and until their respective successors shall be duly elected and shall qualify;

(ii)	To consider and vote on a proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending August 31, 2010; and

(iii)	To transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the 2010 Annual Shareholders’ Meeting.  This year, we will take advantage of the rules of the Securities and Exchange Commission that allow us to furnish our proxy materials over the Internet.  As a result, for the first time, we are mailing a notice of availability of the proxy materials over the Internet, rather than a full paper set of the proxy materials, to many of our shareholders.  The notice of availability contains instructions on how to access our proxy materials on the Internet, as well as instructions on how shareholders may obtain a paper copy of the proxy materials.  All shareholders who do not receive such a notice of availability, including shareholders who have previously requested to receive a paper copy of the materials, will receive a full set of paper proxy materials by United States mail.  This distribution process will reduce the costs of printing and distributing our proxy materials.

The Proxy Statement and our 2009 Annual Report are available at:
www.shareholdermaterial.com/FC.

The Board of Directors has fixed the close of business on December 1, 2009 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

All shareholders are urged to attend the meeting.

By Order of the Board of Directors,

/s/ Robert A. Whitman

Robert A. Whitman
Chairman of the Board of Directors
December 17, 2009

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, to assure that your shares will be represented, please promptly complete your proxy.  Your proxy will not be used if you are present at the Annual Meeting and desire to vote your shares personally.

Franklin Covey Co.
2200 West Parkway Boulevard
Salt Lake City, Utah  84119-2331

PROXY STATEMENT

Annual Meeting of Shareholders
January 29, 2010

SOLICITATION OF PROXIES

This Proxy Statement is being made available to the shareholders of Franklin Covey Co., a Utah corporation (FranklinCovey, the Company, us, our, or we), in connection with the solicitation by the board of directors (the Board or Board of Directors) of the Company of proxies from holders of outstanding shares of our Common Stock, $0.05 par value per share (the Common Stock) for use at our Annual Meeting of Shareholders to be held on Friday, January 29, 2010, at 8:30 a.m., at the Hyrum W. Smith Auditorium, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331, and at any adjournment or postponement thereof (the Annual Meeting).  Directions to the Hyrum W. Smith Auditorium may be obtained by calling (801) 817-1776, for shareholders who plan to vote in person at the Annual Meeting.  On or about December 18, 2009 we began mailing to some of our shareholders a notice (the Notice) that these proxy materials are available on the Internet.  This Notice contains instructions on how to access the proxy materials on the Internet.  On or about December 18, 2009, we also began mailing a full set of proxy materials to certain shareholders, including shareholders who have previously requested to receive a paper copy of the proxy materials.

PURPOSE OF THE ANNUAL MEETING

Shareholders of the Company will consider and vote on the following proposals: (i) to elect three directors to serve for a term of three years; (ii) to consider and vote on a proposal to ratify the appointment of KPMG LLP (KPMG) as our independent registered public accountants for the fiscal year ending August 31, 2010; and (iii) to transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

COSTS OF SOLICITATION

We will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparation, assembly, printing, and mailing the Notice of Internet Availability of Proxy Materials, this Proxy Statement, the proxy, and any additional solicitation materials that we may provide to shareholders.  In addition to the solicitation of proxies by use of the mails, our directors, officers, and employees, without receiving additional compensation, may solicit proxies personally or by telephone, facsimile, or electronic mail.  Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the shares of Common Stock held by such persons, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

Internet Availability of Proxy Materials

Under rules recently adopted by the Securities and Exchange Commission, we are now furnishing proxy materials on the Internet in addition to mailing paper copies of the materials to each shareholder of record.  Instructions on how to access and review the proxy materials on the Internet can be found on the proxy card sent to stockholders of record and on the Notice of Internet Availability of Proxy Materials sent to shareholders who hold their shares in “street name.”  The notice will also include instructions for stockholders who hold their shares in street name on how to access the proxy card to vote over the Internet.

VOTING

Our Board of Directors has fixed the close of business on December 1, 2009 as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting (the Record Date).  As of the Record Date, there were 16,958,483 shares of our Common Stock issued and outstanding.  The holders of record of the shares of Common Stock on the Record Date are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting.

Shareholders of Record

If you are a shareholder of record and you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card received before the Annual Meeting.  Sign your name exactly as it appears on the proxy card.  If you provide specific voting instructions, your shares will be voted as you have instructed.  Proxy cards submitted by mail must be received by our transfer agent no later than January 28, 2010 to be voted at the Annual Meeting.

Beneficial Shareholders

Beneficial owners should have received a Notice or voting instructions from the broker, bank, or other nominee holding their shares.  You should follow the instructions in the Notice or voting instructions provided by your bank, broker, or nominee in order to instruct your broker, bank or other nominee on how to vote your shares.  The availability of Internet voting will depend on the voting process of the bank, broker, or nominee holding your shares.  Shares held beneficially may also be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, bank, or nominee that holds your shares of record, giving you the right to vote the shares.

Proxies

Shares of Common Stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies.  If no instructions are indicated, such shares will be voted (i) FOR the election of each of the three director nominees; and (ii) FOR the ratification of the appointment of KPMG as our independent registered public accountants for the fiscal year ending August 31, 2010, and in the discretion of the proxy holders as to any other matters as may properly come before the Annual Meeting or at any adjournment or postponement thereof.  It is not anticipated that any other matters will be presented at the Annual Meeting.

You may revoke your proxy at any time prior to its exercise at the Annual Meeting by returning a proxy bearing a later date, by filing with the Secretary of the Company, at the address set forth above, a written notice of revocation bearing a later date than the proxy being revoked, or by voting the Common Stock covered thereby in person at the Annual Meeting.

Vote Required

A majority of the votes entitled to be cast at the Annual Meeting is required for a quorum at the Annual Meeting.  Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.  Holders of Common Stock will vote as a single class.

In the election of the directors, the three nominees receiving the highest number of votes will be elected.  Accordingly, abstentions and broker non-votes will not affect the outcome of the election for directors.

The ratification of the appointment of KPMG as the Company’s independent registered public accountants requires that the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition.  Abstentions and broker non-votes will not affect the outcome of this proposal.

PROPOSAL I
TO APPROVE THE ELECTION OF THE THREE NOMINEES AS DIRECTORS

At the Annual Meeting, three directors are to be elected to serve three-year terms expiring at the annual meeting of shareholders to be held following the end of fiscal year 2012 and until their successors shall be duly elected and qualified.  Unless the shareholder indicates otherwise, each proxy will be voted in favor of the following persons: Joel C. Peterson, E. Kay Stepp, and Robert A. Whitman.  If any of the nominees should be unavailable to serve, which is not now anticipated, the proxies solicited hereby will be voted for such other persons as shall be designated by the present Board of Directors.  The three nominees receiving the highest number of votes at the Annual Meeting will be elected.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF THE THREE NOMINEES TO THE BOARD OF DIRECTORS.

Nominees for Election to the Board of Directors

Certain information with respect to the nominees is set forth below.

Joel C. Peterson, 62, has been a director of the Company since May 1997.  Mr. Peterson served as a director of Covey Leadership Center from 1993 to 1997, and as Vice Chairman of Covey Leadership Center from 1994 to 1997.  Mr. Peterson founded Peterson Partners, a Salt Lake City-based private equity group with some $400 million under management, which focuses on providing growth and buyout capital to businesses with strong management teams and a track record of success.  Separate from this private equity business, Mr. Peterson founded Peterson Ventures to fulfill a passion for partnering with talented entrepreneurs in earlier stage or smaller ventures.  Mr. Peterson has been on the faculty at the Graduate School of Business at Stanford University since 1992 where he has taught courses in real estate investment, entrepreneurship, and leadership. He was recently selected by students to receive the Distinguished Teacher Award.  He currently serves as Director at Stanford’s Center for Leadership Development and Research, as a member of the Dean’s Advisory Group, and as an Overseer at the Hoover Institution.  Between 1973 and 1991, he was Treasurer, Chief Financial Officer (CFO), Board member, and Chief Executive Officer (CEO) of Trammell Crow Company, the world’s largest private real estate development firm.  Mr. Peterson is currently Chairman of the Board at JetBlue Airways (NASDAQ), and he is on the board of Ladder Capital Finance, a billion-dollar real estate investment company.  Over the past 35 years, he has served on dozens of public and private boards including Asurion, the Dallas Market Center, Texas Commerce Bank (Dallas), the Advisory Board at the GSB at Stanford, and on the President’s Council at Brigham Young University.  He was valedictorian at his undergraduate institution, Brigham Young University, and earned an MBA from Harvard Business School in 1973.

E. Kay Stepp, 64, has been a director of the Company since May 1997.  Ms. Stepp served as a director of Covey Leadership Center from 1992 to 1997.  Ms. Stepp is the chairperson of the board of Providence Health and Services, and served as President and Chief Operating Officer of Portland General Electric, an electric utility, from 1978 to 1992.  Ms. Stepp is also currently a director of StanCorp Financial Group (NYSE) and Planar Systems, Inc. (NASDAQ).  She formerly was principal of Executive Solutions, an executive coaching firm, from 1994 to 2001, and was a director of the Federal Reserve Bank of San Francisco from 1991 to 1995.  She received her Bachelor of Arts degree from Stanford University and a Master of Arts in Management from the University of Portland.  Ms. Stepp also attended the Stanford Executive Program and the University of Michigan Executive Program.

Robert A. Whitman, 56, has been a director of the Company since May 1997.  Mr. Whitman has served as Chairman of the Board of Directors since June 1999 and as President and Chief Executive Officer of the Company since January 2000.  Mr. Whitman previously served as a director of the Covey Leadership Center from 1994 to 1997.  Prior to joining us, Mr. Whitman served as President and Co-Chief Executive Officer of The Hampstead Group from 1992 to 2000.  Mr. Whitman received his Bachelor of Arts degree in Finance from the University of Utah and his MBA from Harvard Business School.

Directors Whose Terms of Office Continue

In addition to the directors to be elected at the Annual Meeting, the directors named below will continue to serve their respective terms of office as indicated.  Clayton M. Christensen, E.J. Jake

Garn, and Donald J. McNamara are currently serving terms which expire at the Annual Meeting to be held following the end of fiscal year 2010.  Stephen R. Covey, Robert H. Daines, and Dennis G. Heiner are currently serving terms which expire at our Annual Meeting to be held following the end of fiscal year 2011.

Clayton M. Christensen, 57, was appointed as a director of the Company in March 2004 and began his service in July 2004.  Dr. Christensen is the Robert and Jane Cizik Professor of Business Administration at the Harvard Business School where he has been a faculty member since 1992.  His research and teaching interests center on building new growth businesses and sustaining the success of companies.  His specific area of focus is in developing organizational capabilities.  Dr. Christensen was a Rhodes Scholar and received his Masters of Philosophy degree from Oxford and his MBA and DBA from the Harvard Business School.  He also served as President and Chairman of Ceramics Process Systems from 1984 to 1989.  From 1979 to 1984 he worked as a consultant and project manager for the Boston Consulting Group.  He serves on the boards of directors of Tata Consultancy Services (NYSE), W.R. Hambrecht, and Vanu.  Dr. Christensen is also the owner of Rose Park Advisors.

E. J. “Jake” Garn, 76, was elected to serve as a director of the Company in January 1993.  Mr. Garn is a self-employed consultant.  From December 1974 to January 1993, Mr. Garn was a United States Senator from the State of Utah.  During his term in the Senate, Mr. Garn served six years as Chairman of the Senate Banking, Housing, and Urban Affairs Committee and served on the Appropriations, Energy and Natural Resources, and Senate Rules Committees.  Prior to his election to the Senate, Mr. Garn served as Mayor of Salt Lake City, Utah, from January 1972 to December 1974.  Mr. Garn also currently serves as a director for Headwaters, Inc. (NYSE), and Nu Skin Enterprises, Inc. (NYSE).

Donald J. McNamara, 56, was appointed to serve as a director of the Company in June 1999.  Mr. McNamara is the founder of The Hampstead Group, LLC (The Hampstead Group), a private equity investor based in Dallas, Texas, and has served as its Chairman since its inception in 1989.  He currently serves as a Director of Kimpton Hotel and Restaurant Group, LLC.  Mr. McNamara received an undergraduate degree in architecture from Virginia Tech in 1976 and an MBA from Harvard University in 1978.  The Hampstead Group is the sponsor of Knowledge Capital, and Mr. McNamara serves as a designee of Knowledge Capital.

Stephen R. Covey, 77, has been Vice Chairman of the Board of Directors since June 1999.  He served as Co-Chairman of the Board of Directors from May 1997 to June 1999.  Dr. Covey founded Covey Leadership Center and served as its Chief Executive Officer and Chairman of the Board from 1980 to 1997.  Dr. Covey received his MBA degree from Harvard Business School and his doctorate from Brigham Young University, where he was a professor of organizational behavior and business management from 1957 to 1983, except for periods in which he was on leave from teaching, and served as Assistant to the President and Director of University Relations.  Dr. Covey is the author of several acclaimed books, including The 7 Habits of Highly Effective People, Principle-Centered Leadership, The 7 Habits of Highly Effective Families, Living the 7 Habits: Stories of Courage and Inspiration, The 8th Habit: From Effectiveness to Greatness, The Nature of Leadership, Everyday Greatness, and The Leader in

Me.  Dr. Covey is also the co-author of First Things First.  Dr. Covey is the father of David M.R. Covey and Sean M. Covey, two of our executive officers.

Robert H. Daines, 75, has been a director of the Company since April 1990.  Dr. Daines is an Emeritus Driggs Professor of Strategic Management at Brigham Young University, where he was employed for 44 years.  While employed by Brigham Young University, Dr. Daines taught courses in finance, strategic financial management, and advanced financial management.  During that time, Dr. Daines also taught financial strategy and management controls courses for corporations such as Chase Manhattan Bank, Bank of America, and British Petroleum.  He also co-authored the finance textbook Strategic Financial Management, published by Irwin as well as several articles and cases.  Additionally, Dr. Daines served as a consultant to Aetna Life and Casualty where he managed their treasury services including cash management, accounting controls, and financial policies and procedures.  Dr. Daines received his MBA from Stanford and his DBA from Indiana University.

Dennis G. Heiner, 66, was appointed as a director of the Company in January 1997.  Mr. Heiner currently serves as Managing Member of Sunrise Oaks Capital Fund, LLC, a small private bridge loan financing fund.  Mr. Heiner served from 1999 to 2004 as President and Chief Executive Officer of Werner Holding Co., a leading manufacturer of climbing products and aluminum extrusions.  Prior to joining Werner, he was employed by Black & Decker Corporation from 1985 to 1999 where he served as Executive Vice President and President of the Hardware and Home Improvement Group, a world leader in residential door hardware and plumbing fixtures.  From 1979 to 1985, Mr. Heiner was employed by Beatrice Foods where he served as a Division President.  From 1972 to 1979, Mr. Heiner was employed by Conroy Inc, a manufacturer of recreational vehicles, where he held positions of Director of Marketing and Vice President of Finance and International Marketing.  Mr. Heiner received his Bachelor of Arts degree from Weber State University and his MBA degree from Brigham Young University.  He also completed Executive programs at Northwestern's Kellogg School of Management and Harvard Business School.

CORPORATE GOVERNANCE

FranklinCovey upholds a set of basic values and principles to guide our actions and we are committed to maintaining the highest standards of business conduct and corporate governance.  We have adopted a code of business conduct and ethics for our directors, officers, senior financial officers that includes the Chief Executive Officer and Chief Financial Officer and other members of our financial leadership team, and other employees.  The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on our website at www.franklincovey.com.  In addition, each of the Corporate Governance Guidelines and the Code of Business Conduct and Ethics are available in print free of charge to any shareholder by making a written request to Investor Relations, Franklin Covey Co., 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331.  The Code of Business Conduct and Ethics applies to all directors, officers, and employees of FranklinCovey.

Affirmative Determination Regarding Board Independence

The Board of Directors has determined each of the following directors to be an “independent director” under the listing standards of the New York Stock Exchange (NYSE):  Clayton M. Christensen, Robert H. Daines, E.J. “Jake” Garn, Dennis G. Heiner, Donald J. McNamara, and E. Kay Stepp.

In assessing the independence of the directors, the Board of Directors determines whether or not any director has a material relationship with us (either directly, or as a partner, shareholder, or officer of an organization that has a relationship with us).  The Board of Directors considers all relevant facts and circumstances in making independence determinations, including the director independence standards adopted by the Board of Directors and the existence of related party transactions as described in the section entitled “Certain Relationships and Related Transactions” found in this report.

BOARD OF DIRECTOR MEETINGS AND COMMITTEES

During the fiscal year ended August 31, 2009, there were four meetings held by our Board of Directors.  All of the members of our Board of Directors were able to attend at least 75% of the Board and committee meetings for which they were entitled to participate.  Although we encourage Board members to attend the Annual Meetings, we do not have a formal policy regarding director attendance at our annual shareholder meetings.  Eight members of our Board of Directors attended the Annual Meeting held in January 2009.

The non-management directors meet regularly in executive sessions, as needed, without the management directors or other members of management.  Dennis G. Heiner, the Lead Independent Director, generally presides over these meetings.

The Board of Directors has a standing Audit Committee, Nominating and Corporate Governance Committee (the Nominating Committee), and an Organization and Compensation Committee (the Compensation Committee).  The members of the Audit Committee are Messrs. Jake Garn, Chairperson, Robert H. Daines, Dennis G. Heiner, and Ms. E. Kay Stepp.  The Nominating Committee consists of Messrs. Dennis G. Heiner, Chairperson, Robert H. Daines, and Ms. E. Kay Stepp.  The Compensation Committee consists of Ms. E. Kay Stepp, Chairperson, and Messrs. Dennis G. Heiner and Robert H. Daines.

The Board of Directors has adopted a written charter for each of the committees.  These charters are available on our website at www.franklincovey.com.  In addition, shareholders may obtain a printed copy of any of these charters free of charge by making a written request to Investor Relations, Franklin Covey Co., 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331.

The Audit Committee

The Audit Committee functions on behalf of the Board of Directors in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the Exchange Act), and met six times during fiscal 2009.  The Audit Committee’s primary functions are: (i) to review and approve the selection of, and all services performed by, our independent registered public accountants; (ii) to review our internal controls and audit functions; and (iii) to review and report to the Board of Directors with respect to the scope of our internal and external audit procedures, accounting practices and internal accounting, and financial and risk controls.  Each of the members of the Audit Committee is independent as described under NYSE rules.  The Board of Directors has determined that one of the Audit Committee members, Robert H. Daines, is a “financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.

The Nominating Committee

The Nominating Committee met four times during the fiscal year ended August 31, 2009.  The Nominating Committee assists the Board of Directors by:  (i) identifying individuals who are qualified and willing to become Board members; (ii) recommending that the Board nominate as many identified individuals as needed for appointment as a director for each annual shareholder meeting; (iii) ensuring that the Audit Committee, the Compensation Committee, and the Nominating Committees of the Board are comprised of qualified and experienced “independent” directors; (iv) developing and recommending succession plans for the Chief Executive Officer (CEO); (v) developing corporate governance policies and procedures applicable to the Company and recommending that the Board adopt said policies and procedures; and (vi) conducting the annual board self-assessment.  All of the members of the Nominating Committee are “independent” as defined under NYSE rules.

The Compensation Committee

The Compensation Committee met eight times during fiscal 2009.  Its functions are: (i) to review and approve corporate goals and objectives relevant to CEO compensation, evaluate CEO performance in light of those goals and objectives, determine and approve CEO compensation (salaries, bonuses, and other compensation) based on this evaluation, and ensure that the CEO’s compensation plan is aligned with business strategies and designed to deliver shareholder value; (ii) to review and approve compensation for executives other than the CEO following recommendation by the CEO; (iii) to review and make recommendations to the Board for any incentive compensation and equity-based plans that are subject to Board approval; (iv) to review and administer any stock option plan, stock purchase plan, stock award plan and employee benefit plan, or arrangement established by the Board of Directors for the benefit of our executive officers, employees, and independent directors; and (v) to review management development plans and succession plans to ensure business continuity.  All of the Compensation Committee members are “independent” as defined under NYSE rules.

Role of the Compensation Committee

The Compensation Committee administers all elements of our executive compensation program, including the Long-Term Incentive Plan.  The Compensation Committee has responsibility for all compensation-related matters, including equity awards for Robert A. Whitman, our Chairman of the Board of Directors and CEO.  This committee also determines any equity awards under the incentive plan for all other executive officers.  In consultation with the Compensation Committee, Mr. Whitman annually reviews and establishes compensation for the other Named Executive Officers (as defined below).  The Compensation Committee reports quarterly to the full Board on decisions related to our executive compensation program.

Compensation Committee Membership and Process

The Compensation Committee is composed of independent directors who are not employees of the Company or our subsidiaries.  For fiscal 2009, the members of the Compensation Committee were E. Kay Stepp, who serves as Chairperson, Robert H. Daines, and Dennis G. Heiner.  Except as described below in “Compensation Committee Interlocks and Insider Participation” and “Certain Relationships and Related Transactions,” none of the Compensation Committee members have any material business relationships with us.  The Compensation Committee held eight meetings during fiscal year 2009 and regularly meets without any employees present to discuss executive compensation matters, including Mr. Whitman’s compensation package.

Compensation Committee Charter

The Compensation Committee and the Board periodically review and revise the Committee’s charter to ensure it accurately reflects these responsibilities and also conducts an annual committee assessment.  A copy of the Compensation Committee charter is available at www.franklincovey.com.

Compensation Consultants

Within its charter, the Compensation Committee has the authority to engage the services of outside advisors, experts, and others to assist the committee.  Accordingly, the Compensation Committee has engaged Mercer U.S., Inc. (Mercer) for advice on matters related to CEO, executive, and Board of Director compensation.  The Compensation Committee has the authority to determine the scope of the consulting firm’s services and retains the right to terminate the consultant’s contract at any time.  Mercer’s services included the following:

•	Executive compensation program design
•	Total rewards benchmarking
•	Long-term incentive plan design
•	Executive severance policy design
•	Change-in-control policy design
•	Timing of equity grant awards

Additionally, Mercer assists with calibrating the executive compensation program incentive targets to our performance and the competitive market and monitors overall program effectiveness.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was or is an officer or employee of the Company or any of our subsidiaries.

During fiscal 2009, we employed Boyd Craig, who is the son-in-law of Robert H. Daines, a member of the Compensation Committee, and paid him compensation totaling $156,300.

The following table shows the current membership of each of our committees.

Director	Audit	Nominating	Compensation
Clayton M. Christensen	-	-	-
Stephen R. Covey	-	-	-
Robert H. Daines	X	X	X
E.J. “Jake” Garn	Chair	-	-
Dennis G. Heiner	X	Chair	X
Donald J. McNamara	-	-	-
Joel C. Peterson	-	-	-
E. Kay Stepp	X	X	Chair
Robert A. Whitman	-	-	-

OUR DIRECTOR NOMINATION PROCESS

As indicated above, the Nominating Committee of the Board of Directors oversees the director nomination process.  The Nominating Committee is responsible for identifying and evaluating candidates for membership on the Board of Directors and recommending to the Board of Directors nominees to stand for election.  Each candidate to serve on the Board of Directors must be able to fulfill the responsibilities for directors set out in the Corporate Governance Guidelines approved by the Board of Directors.  These Corporate Governance Guidelines may be found on our website at www.franklincovey.com.  In addition to the qualifications set forth in the Corporate Governance Guidelines, nominees for Director will be selected on the basis of such attributes as their integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties, and the likelihood that he or she will be able to serve on the Board for a sustained period.  In connection with the selection of nominees for director, consideration will be given to the Board’s overall balance of diversity of perspectives, backgrounds, and experiences.

Although not an automatically disqualifying factor, the inability of a candidate to meet independence standards of the NYSE will weigh negatively in any assessment of a candidate’s suitability.

The Nominating Committee intends to use a variety of means of identifying nominees for director, including outside search firms and recommendations from current Board members and from shareholders.  In determining whether to nominate a candidate, the Nominating Committee will consider the current composition and capabilities of serving Board members, as well as additional capabilities considered necessary or desirable in light of existing Company needs and then assess the need for new or additional members to provide those capabilities.

Unless well known to one or more members of the Nominating Committee, normally at least one member of the Nominating Committee will interview a prospective candidate who is identified as having high potential to satisfy the expectations, requirements, qualities, and capabilities for Board membership.

Shareholder Nominations

The Nominating Committee, which is responsible for the nomination of candidates for appointment or election to the Board of Directors, will consider, but shall not be required to nominate, candidates recommended by our shareholders who beneficially own at the time of the recommendation not less than one percent of our outstanding stock (Qualifying Shareholders).

Generally speaking, the manner in which the Nominating Committee evaluates nominees for director recommended by a Qualifying Shareholder will be the same as that for nominees from other nominating sources.  However, the Nominating Committee will seek and consider information concerning the relationship between a Qualifying Shareholder’s nominee and that Qualifying Shareholder to determine whether the nominee can effectively represent the interests of all shareholders.

Qualifying Shareholders wishing to make such recommendations to the Nominating Committee for its consideration may do so by submitting a written recommendation, including detailed information on the proposed candidate, including education, professional experience and expertise, via mail addressed as follows:

Franklin Covey Co.
c/o Stephen D. Young, Corporate Secretary
2200 West Parkway Boulevard, Salt Lake City, UT  84119-2331

Contractual Rights of Knowledge Capital to Designate Nominees

Under the Amended and Restated Shareholders Agreement dated March 8, 2005 between Knowledge Capital and us, we are obligated to nominate one designee of Knowledge Capital for election to the Board of Directors.  Donald J. McNamara, a current member of our Board of Directors, is the designee of Knowledge Capital pursuant to this agreement.  Upon the mutual agreement of the Company and Knowledge Capital, Robert A. Whitman, the Chairman of the Board of Directors, does not currently serve as a designee of Knowledge Capital.  To the extent requested by Knowledge Capital, we are obligated at each meeting of our shareholders at which directors are elected to cause the Knowledge Capital designee to be nominated for election and will solicit proxies in favor of such nominee and vote all management proxies in favor of such nominee except for proxies that specifically indicate to the contrary.

The Amended and Restated Shareholders Agreement also provides that we are obligated, if requested by Knowledge Capital, and to the extent permitted by law and applicable rules of the

New York Stock Exchange, to ensure that at least one designee of Knowledge Capital is a member of all committees of the Board other than any special committee of directors formed as a result of any conflict of interest arising from any Knowledge Capital designee’s relationship with Knowledge Capital.  Knowledge Capital has not requested that its designee serve on any committees of the Board and Donald J. McNamara does not currently serve on any Board of Director committees.

COMMUNICATIONS WITH DIRECTORS

Shareholders or other interested parties wishing to communicate with the Board of Directors, the non-management directors as a group, or any individual director may do so in writing by addressing the correspondence to that individual or group, c/o Stephen D. Young, Corporate Secretary, Franklin Covey Co., 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331 or by using our website at www.franklincovey.com.  All such communications will initially be received and processed by the office of the Corporate Secretary.  Depending on the nature of the correspondence, the Secretary or Assistant Secretary will initially review such correspondence and either (i) immediately forward the correspondence to the indicated director and to the Chair of the Nominating Committee, or (ii) hold for review for before or after the next regular meeting of the Board of Directors.

DIRECTOR COMPENSATION

In July 2008, the Compensation Committee received a report from Mercer regarding competitive compensation practices for Boards of Directors of similar sized public companies.  Based upon this report, and to provide closer alignment with current and emerging market practices which support the Board’s stewardship role, the Compensation Committee recommended the following modifications to the Board of Director compensation plan which were implemented in fiscal 2009:

•
Maintain current board, committee, and committee chair retainers at fiscal 2008 levels, which is consistent with the current philosophy of targeting board compensation at the market median for similar sized companies.

•
Modify the annual stock award to a dollar denominated amount of $40,000, rather than a fixed number of shares, to provide consistency during a time of market and share price volatility.  Further, shares awarded under this plan shall vest one year from the date of grant.

•	Modify ownership guidelines for each Director to maintain Common Stock equivalent to three years of the Board cash retainer or $90,000.

Robert A. Whitman, our Chairman of the Board of Directors and CEO, does not currently receive compensation for Board or committee meetings.   In fiscal 2009, the remaining directors were paid as follows:

•	Each Board member was paid an annual retainer of $30,000, paid quarterly, for service on the Board and attending Board meetings.

•	In lieu of committee meeting fees, each Board member was paid an additional annual retainer of $7,000 for service on each committee on which he/she served.

•	Committee chairpersons were paid an additional annual retainer of $5,000 for the Audit and Compensation Committees and $3,000 for all other committees.

•	Each non-employee member of the Board of Directors received a restricted stock award of shares equivalent to $40,000 which vests over a one-year service period.

•	Directors were reimbursed by the Company for their out-of-pocket travel and related expenses incurred in attending all Board and committee meetings.

Fiscal 2009 Director Compensation

A	B	C	D	E	F	G	H
Name	Fees earned or paid in cash ($)	Stock awards ($)	Option Awards ($)	Non-stock Incentive Plan Compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other Comp ($)	Total ($)
Clayton Christensen	$30,000	$56,625	-	-	-	-	$86,625
Robert H. Daines	$51,000	$56,625	-	-	-	-	$107,625
E.J. “Jake” Garn	$42,000	$56,625	-	-	-	-	$98,625
Stephen R. Covey	$30,000	$49,765	-	-	-	-	$79,765
Dennis G. Heiner	$54,000	$56,625	-	-	-	-	$110,625
Joel C. Peterson	$30,000	$56,625	-	-	-	-	$86,625
E. Kay Stepp	$56,000	$56,625	-	-	-	-	$112,625
Donald J. McNamara	$30,000	$37,915	-	-	-	-	$67,915
Robert A. Whitman	-	-	-	-	-	-	-

Amounts reported in Column C represent the share-based compensation expense recognized under SFAS No. 123R in our fiscal 2009 financial statements.  Assumptions used in the calculation of these amounts are included in Note 14 to our financial statements in the Form 10-K for the year ended August 31, 2009 as filed with the SEC.   Beginning in fiscal 2009, all Board of Director restricted stock awards are made annually in January following the Annual Meeting, and have one year vesting terms.  All restricted shares awarded during fiscal years 2006-2008 vest three years from the date of grant.  Accordingly, restricted shares awarded in March 2006 vested in March 2009;

and restricted shares awarded in January 2009 will vest in January 2010.  The grant date fair value of the stock awards granted under SFAS No. 123R during fiscal 2009 was $4.84 per share.  At August 31, 2009, the directors named above, other than Mr. Whitman, held a total of 133,612 shares of restricted stock.  At August 31, 2009, each of the directors held 17,264 shares or restricted stock, except for Mr. McNamara, who held 12,764 shares of restricted stock.  Mr. Covey and Mr. McNamara began their participation in the non-employee director stock award program subsequent to other board members.  We did not grant any stock options in fiscal 2009 and we have not granted stock options to members of the Board of Directors in recent fiscal years.

EXECUTIVE OFFICERS

In addition to Mr. Whitman, whose biographical information was previously presented, the following information is furnished with respect to our executive officers, who served in the capacities indicated for all or part of fiscal 2009:

Jennifer Colosimo, 40, joined FranklinCovey in 1996, became the Vice President for Global Sales Effectiveness in September 2008, and was appointed Chief Learning Officer in September 2009.  Ms. Colosimo brings 19 years of values-based change management, organizational and leadership development, and global sales experience to her work with our clients and with internal sales personnel.  Prior to joining us, she was a Change Management Consultant with Accenture.  Jennifer earned her bachelors degree from the University of Utah and holds a master’s degree in organizational communication and business administration from Purdue University.

David M.R. Covey, 43, currently serves as Co-Chief Operating Officer, Global Operations.  In this capacity, he is responsible for the success of our eight directly owned offices and numerous licensees that operate in other countries and territories around the world.  Prior to this appointment, David was Senior Vice President of U.S. Sales from September 2004 to August 2009, and was the President and General Manager of our International Division from September 2001 to August 2004.  David also served as the Managing Director of Franklin Covey Australia 1997-1999.  David earned his MBA from Harvard University and prior to receiving his MBA, David worked for two years for Procter & Gamble in Phoenix, Arizona as a Sales Representative.  David is the son of Stephen R. Covey, who currently serves as Vice-Chairman of our Board of Directors, and he is the brother of Sean Covey.

M. Sean Covey, 45, currently serves as Chief Product Officer, a position that he has held since September 2009.  Prior to this appointment, he served as Senior Vice President of Innovations and Product Development from April 2006 to September 2009.  Prior to April 2006, Sean served as the leader of our Innovations and Product Development group.  Most of our current organizational offerings, including: Focus; The 7 Habits curriculum; xQ; The 4 Disciplines of Execution; and Leadership were developed under Sean’s leadership.  Mr. Covey is also the author of several books, including The 6 Most Important Decisions You'll Ever Make, The 7 Habits of Happy Kids, and the international bestseller, The 7 Habits of Highly Effective Teens.  Sean graduated with honors from Brigham Young University with a Bachelor’s degree in English and later earned his MBA from Harvard Business School.  Sean is the son of Stephen R. Covey, who serves as Vice-Chairman of our Board of Directors, and he is the brother of David M.R. Covey.

C. Todd Davis, 52, currently serves as Chief People Officer, and has over 27 years of experience in training, training development, executive recruiting, human resources, and sales & marketing.  Mr. Davis has been with FranklinCovey for the past 13 years.  While at FranklinCovey, Todd has served as a director in the Innovations group, director of recruitment, and Vice President of People Services.  Prior to joining us, Todd worked in the medical industry for nine years where he recruited physicians and medical executives along with marketing physician services to hospitals and clinics throughout the country.

Stephan Mardyks, 46, became Co-Chief Operating Officer for Global Operations in September 2009.  In this role, he co-leads the global strategy, sales, delivery and operations for FranklinCovey in over 140 countries.  Stephan joined us as a Regional Director in International Sales in April 2002.  In August 2004 he was promoted to Vice President of FranklinCovey International, and became Senior Vice President of FranklinCovey International in April 2006.  Prior to joining us, Stephan served as Senior Vice President for Global Operations at Frontline Group, Worldwide Managing Director for DOOR Training International, and Vice President of Raytheon Training LLC, where he contributed to forming the global business strategy and management of its corporate university.  Mr. Mardyks is a graduate of University of Paris-Nanterre with two postgraduate degrees in Law and Educational Science.

Stephen D. Young, 56, joined FranklinCovey as Executive Vice President of Finance, was appointed Chief Accounting Officer in January 2001, Chief Financial Officer in November 2002, and Corporate Secretary in March 2005.  Prior to joining us, he served as Senior Vice-President of Finance, Chief Financial Officer, and director of international operations for Weider Nutrition for seven years.  Mr. Young has 30 years of accounting and management experience.  Mr. Young is a Certified Public Accountant and holds a Bachelor of Science in Accounting degree from Brigham Young University.

COMPENSATION COMMITTEE REPORT

The Organization and Compensation Committee has reviewed and discussed with management the contents of the Compensation Discussion and Analysis set forth below.  Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in FranklinCovey’s proxy statement on Schedule 14A filed with the Securities and Exchange Commission for the fiscal year ended August 31, 2009.

Date: November 30, 2009                                    THE COMPENSATION COMMITTEE
E. Kay Stepp, Chairperson
Robert H. Daines
Dennis G. Heiner

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis contains information regarding future performance targets and goals.  These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s performance expectations or guidance or anticipated results. Investors should not apply these performance targets and goals to other contexts.

Executive Compensation Philosophy

Guiding Principles

Overall, the same principles that govern the compensation of all our salaried associates apply to the compensation of our Named Executive Officers (NEOs).  Specifically:

•
Franklin Covey pays for performance. Executives – who have the greatest direct influence on organizational performance – have a significant portion of their compensation at risk based on annual business performance and each individual’s contribution to that performance. Therefore, executives are held accountable through the compensation program for overall organizational performance as well as specific business unit results.

•
Compensation rewards successful execution of the business strategy. Therefore, the executive compensation program is aligned with achieving our strategic business plan and directly related to our performance.

•
Our success depends on teamwork from the executive level down through the organization.  Therefore, the compensation program is designed to promote shared destiny and reward entity/team success, as well as individual effort.

•
All compensation components are aligned to attract and retain qualified executive talent.  Successful execution of the business strategy necessitates keeping our management team in place and focused on achieving business goals.  Therefore, our program is competitive and equity awards are granted with vesting schedules designed to promote retention.

•	Executive pay is aligned with the interests of shareholders. Equity awards are used to reward executives for creating shareholder value over a multi-year horizon.

Importance of Governing Values

The FranklinCovey Governing Values guide our actions and the actions of our leaders as they fulfill their responsibilities to our employees, customers, shareholders, and the communities they serve.  These Governing Values include the following:

1.	Commitment to Principles

2.	Lasting Customer Impact

3.	Respect for the Whole Person

4.	Profitable Growth

Each component of the executive compensation program is supported by the Governing Values.  In assessing the contributions of our executive officers to our performance, the Committee looks primarily to the quantitative results obtained, but also considers how the results were achieved–and whether the decisions and actions leading to the results are consistent with the Governing Values.

Objectives of the Executive Compensation Program

We began fiscal 2009 with a simplified and streamlined organization focused on our training and consulting business and a new corporate structure designed to adapt quickly to new client opportunities and changing market conditions.  The compensation objectives have been adapted to support the objectives of the new organization.  These objectives are specifically designed to:

1.	Ensure total target compensation is both competitive, to attract and retain executive talent, and affordable in support of increasing shareholder value.

2.	Provide wider ranges in the target positioning for executive total compensation, recognizing that FranklinCovey puts more pay at risk than our market comparators.

3.	Emphasize incentive payouts tied to goal achievement over base salary when structuring the total pay mix which results in a highly leveraged total compensation program.

We believe these refined compensation objectives will further position the organization for success, enable greater consistency between the CEO and his direct reports in terms of overall compensation structure, and provide competitive pay to retain executive talent.

Compensation Reviews

Executive compensation is reviewed annually by the Compensation Committee.  The Committee requests analysis and data, as needed, from Mercer, an external consultant.  The executive compensation policy for fiscal 2009 was established during the fourth quarter of fiscal 2008.  While determining the total compensation package for the Named Executive Officers in fiscal 2009, the Compensation Committee considered the impact of a continued sluggish economy, the smaller company size following the sale of the CSBU, and the change in the number and makeup of the executive team, as well as the following:

Competitiveness to the External Market

To assess the competitiveness of executive compensation, the Compensation Committee used public survey data from general industry and professional services companies similar in size to us, rather than relying on data from a specific peer group.  This procedure normalized the potential of market compensation data to be biased one way or the other due to practices intrinsic to any one industry segment.  Survey sources covered companies similar to us in terms of size, revenues, and/or market capitalization.  For fiscal 2009 compensation decisions, the published survey data was comprised of companies with revenues of approximately $150 million.  Specifically, the Compensation Committee reviewed compensation data for base salary, short-term incentives, total cash compensation, long-term incentives, and total direct compensation for positions comparable to those of FranklinCovey from a job role and responsibility perspective using the following sources:

•	Mercer, 2007 Americas Executive Remuneration Database

•	Watson Wyatt, 2007/2008 Report on Top Management Compensation

Market data from the listed surveys was aged to September 1, 2008 by an annual rate of 4.1%.  This represents a blend of aging factors for executives in general industry (3.9%) and executives in the professional services industry (4.2%).  In addition to published survey data, the Compensation Committee relied on current market pay practices, trends, plan design, and consulting services pertaining to executive compensation which were provided by Mercer.

The Compensation Committee targeted the 50th to 75th percentile (depending on maturity in the position and previous performance) of the general industry group for total direct compensation (base pay, short-term incentive pay at target, and long-term incentive pay) at 100% of budget, i.e., for target level of performance.

Tally Sheets

The Compensation Committee reviewed tally sheets prepared by Mercer and FranklinCovey management for all NEOs, which showed each NEO’s current compensation components and provided context for fiscal 2009 compensation discussions.

Recommendations from the Chairman and Chief Executive Officer

While the CEO made recommendations regarding the total compensation for those executives who report directly to him, the Compensation Committee reviewed each person’s compensation and made final compensation decisions.  The CEO did not participate in any decisions that determined his own compensation.

Compensation Committee Knowledge of the Performance of Each NEO and His/Her Business Unit or Group as Reported Quarterly to the Compensation Committee during the Fiscal Year.

Following review of market data, tally sheets, and CEO recommendations, the Compensation Committee took into consideration individual contribution to the business, experience, and ability to impact our financial results before determining the level of pay.  After considering all the factors as described above, the Compensation Committee set the final target total direct compensation opportunity for each NEO in fiscal 2009 within the approximate range of the 50th to 75th percentile of the market (depending on role and previous performance).  The NEOs could earn more or less relative to the opportunity described below based on actual performance:

Fiscal 2009 Target Total Direct Compensation

Name	Base Salary	Target STIP	Target Total Cash	Target LTIP	Total Direct Compensation
Robert A. Whitman Chief Executive Officer	500,000	500,000	1,000,000	-	1,000,000
Stephen D. Young Chief Financial Officer	250,000	175,000	425,000	-	425,000
David M.R. Covey Co-Chief Operating Officer, Global Operations	250,000	175,000	425,000	-	425,000
Stephan Mardyks Co-Chief Operating Officer, Global Operations	250,000	175,000	425,000	-	425,000
M. Sean Covey Chief Product Officer	250,000	150,000	400,000	-	400,000

The target STIP for Mr. Whitman was set at 100% of his base salary.  The target STIP was set at 70% of base salary for Mr. Young, David M.R. Covey, and Stephan Mardyks.  The target STIP was set at 60% of base salary for M. Sean Covey. Differences in target STIP amounts as a percentage of base salary are linked to each NEO’s role and potential organizational impact.   The base salary plus target STIP for each NEO resulted in target total direct compensation at approximately the 50th to the 75th percentile of the market.

During the first quarter of fiscal 2009, the Compensation Committee approved LTIP awards for 205,700 shares of common stock (the target award) to be awarded if we achieved specified financial results of grant.  However, due to ongoing organizational changes, our structure evolved to the extent that the fiscal 2009 LTIP award criteria were no longer consistent with our organization and performance goals and, in some cases, the approved award criteria were no longer measurable.  As a result of these changes, we determined that no shares would be awarded to any of the NEOs, other members of management, or other employees and the fiscal 2009 LTIP grant was terminated.  As a result of this decision, the actual total direct compensation for each NEO in fiscal 2009 was below the 50th percentile of the market.

For determining the CEO’s compensation, the Compensation Committee met in an executive session to consider the same inputs for the CEO’s compensation as used for the other NEOs.  In addition to all of the foregoing factors, the Compensation Committee discussed the CEO Performance Feedback Survey administered to the Board of Directors and senior management during the first quarter of 2009 and the CEO’s self assessment.

Elements of Executive Compensation

Our Executive Compensation Plan incorporates five main elements:

1.	Base Salary

2.	Short-Term Incentive Plan (STIP)

3.	Long-term Incentive Plan (LTIP) – Performance-Based Equity Grants

4.	Certain other benefits

5.	Severance benefits

Each element of our executive compensation program addresses different purposes, as described below:

1. Base Salary

Base salaries for NEOs are determined by considering the relative importance of the position, the competitive marketplace, and the individual’s performance and contribution.  Base salaries are targeted between the 50th and 75th percentiles, reviewed annually, and may be adjusted to reflect changing market levels.  For fiscal 2009, the Compensation Committee increased base salaries from $200,000 to $250,000 for David M.R. Covey, Stephan Mardyks, and M. Sean Covey, commensurate with each person’s expanded role and to align with market competitive levels.  Base compensation was also reviewed for Mr. Whitman and Mr. Young; the Compensation Committee determined that their base salaries were competitive with the market and no changes were made for fiscal 2009.

2. Short-Term Incentive Plan

The annual short-term incentive plan reinforces our pay for performance philosophy and rewards the achievement of specific business and financial goals achieved during the fiscal year.

For Mr. Whitman and Mr. Young, whose primary focus is overall corporate performance, the fiscal 2009 STIP program was designed to reward financial performance (Operating Income) and the achievement of individual objectives aligned with our Wildly Important Goals (WIGs).  Their STIP payout is weighted so that 70% of the incentive is based on corporate financial goals, while 30% of the incentive is based on the achievement of individual goals.  The 70/30 split found in the STIP is focused on achieving line-of-sight performance tied to our strategic and operational objectives.  The largest portion of the incentive (70%) is aligned with achieving financial results (Operating Income), which the Compensation Committee believes is the best driver of shareholder value.

M. Sean Covey has primary responsibility for the development and success of all of our products and programs. As such, his STIP is weighted so that 66-70% of the incentive is based on product development, market research, book publishing, and meeting overall SG&A and EBITDA budgets each quarter.  Approximately 30% of his incentive is tied to achieving overall corporate operating results (Operating Income), thus maintaining focus on our strategy while driving completion of products and programs in support of the strategy.

For fiscal 2009, the STIP for David M.R. Covey and Stephan Mardyks was focused 100% on achieving EBITDA results domestically (Covey) and internationally (Mardyks) in support of our strategy.

STIP Payout Opportunities: Whitman, Young, and M. Sean Covey
The annual STIP payout opportunities for fiscal 2009, as a percentage of base salary for Robert Whitman, Stephen Young, and M. Sean Covey are shown below.  The target earnings opportunity is established to position total cash compensation of these NEOs between the 50th and 75th percentiles of the market when performance is at targeted levels.

Based on actual performance relative to performance goals for fiscal 2009, these NEOs can earn from 0% to 200% of their target incentive per the payout scaling tabulated below.  The Compensation Committee has established the payout scale illustrated below with the goal of the plan paying out at target five to six times every ten years and paying out at maximum one to two times every ten years.  Maximum payout under the plan would result in total cash compensation at or above the market 75th percentile.

The chart below shows the target STIP payout at 100% is possible only when we reach our financial performance targets and each NEO achieves his individual performance objectives.  Payouts tied to financial performance are a straight line from threshold to target and from target to maximum.

Annual STIP Payouts at Various Performance Levels as a Percentage of Base Salary:  Whitman, Young, and M. Sean Covey

Name	Minimum Payout when Financial Performance is Less than 60% of Budget	Threshold Payout when Financial Performance is at 60% of Budget (1)	Target Payout when Financial Performance is at 100% of Budget	Maximum Payout when Financial Performance is at 110% of Budget
Robert A. Whitman Chief Executive Officer	0	1%	100%	200%
Stephen D. Young Chief Financial Officer	0	1%	70%	140%
M. Sean Covey Chief Product Officer	0	1%	60%	120%

(1) Financial Performance is defined as Operating Income for Mr. Whitman, Mr. Young, and M. Sean Covey.

For Mr. Whitman, Mr. Young, and M. Sean Covey, the maximum STIP payout could only be achieved based on the achievement of our annual financial goals.  In the event of performance greater than target, the maximum payout percent would be applied to both financial and individual portions of the STIP.

STIP Payout Opportunities: David M.R. Covey and Stephan Mardyks

Fiscal 2009 was a transition year in the STIP for David M.R. Covey and Stephan Mardyks as they move from an incentive structure based 100% on EBITDA, consistent with their sales leadership roles, to a fiscal 2010 STIP that rewards EBITDA performance as well as growing specific program areas in support of the business strategy.  For fiscal 2009, the annual STIP payout opportunities are based 100% on domestic (Covey) and international (Mardyks) EBITDA.  Our EBITDA is calculated as earnings before interest, taxes, depreciation, and amortization and may not be calculated the same as other companies.

David M.R. Covey and Stephan Mardyks receive a percentage of EBITDA from their respective business unit’s performance.  Once the unit EBITDA is greater than the EBITDA achieved in the prior year, the respective manager receives an accelerated percentage of EBITDA during the remainder of the fiscal year.  The target earnings opportunity is established to position total cash compensation for David M.R. Covey and Stephan Mardyks between the 50th and 75th percentiles of the market when performance is at targeted levels.  Commissions for EBITDA results greater than budget would continue to be paid at the same accelerated percentage.

Based on actual performance relative to performance goals for fiscal 2009, these NEOs can earn from 0% to 140% of their target incentive per the payout scaling tabulated below.  The Compensation Committee has established the payout scale illustrated below with the goal of the plan paying out at target five to six times every ten years and paying out at maximum one to two times every ten years.  Maximum payout under the plan would result in total cash compensation at or above the market 75th percentile.

Annual STIP Payouts at Various Performance Levels as a Percentage of Base Salary: David M.R. Covey and Stephan Mardyks

Name	Minimum Payout for no Financial Performance1	Payout for Financial Performance equal to FY08 Revenues2	Target Payout for Financial Performance at 100% of Budget	Maximum Payout for Financial Performance at 110% of Budget
David M.R. Covey Co-Chief Operating Officer, Global Operations	0	38%	70%	140%
Stephan Mardyks Co-Chief Operating Officer, Global Operations	0	38%	70%	140%
(1)	Financial Performance is defined as domestic sales EBITDA (Covey) and international sales EBITDA (Mardyks).
(2)	Payouts for performance up to and equal to prior year EBITDA is a straight line calculation based on actual EBITDA and may range from 0 to approximately 38% of base salary.

David M.R. Covey and Stephan Mardyks also are individually eligible for quarterly bonuses based on the number of consecutive quarters in which domestic and/or international EBITDA targets are achieved.  As shown in the chart below, these bonuses may range from $8,000 to $15,000 per quarter to a target payout of $38,000 per year during fiscal 2009, or an amount approximately equal to 15% of base salary.  If the EBITDA target is missed during a quarter, the payout is zero and the target quarterly bonus is reset to begin at $8,000 the next time the quarterly EBITDA target is achieved.

Quarterly EBITDA Budget Achievement

First quarter of achieving EBITDA budget	$8,000
Second successive quarter of achieving budget	$9,000
Third successive quarter of achieving budget	$10,000
Fourth successive quarter of achieving budget	$11,000

Fifth successive quarter of achieving budget	$12,000
Sixth successive quarter of achieving budget	$13,000
Seventh successive quarter of achieving budget	$14,000
Eighth and subsequent successive quarter of achieving budget	$15,000

Performance Measures

Financial Performance Measures

Short-Term Incentive Payouts are based on corporate financial performance and individual objectives.  The table below presents the corporate financial measures for the NEOs:

Name	Financial Measure	FY2009 Target		FY09 Quarterly Targets
Robert A. Whitman Chief Executive Officer	Operating Income for Franklin Covey Co.	$ 9.2 million		n/a
Stephen D. Young Chief Financial Officer	Operating Income for Franklin Covey Co.	$ 9.2 million		n/a
David M.R. Covey Co-Chief Operating Officer, Global Operations	EBITDA for Franklin Covey Domestic Sales	$ 21.470 million	Q1 Q2 Q3 Q4	$ 4.367 million $ 2.722 million $ 6.032 million $ 8.348 million
Stephan Mardyks Co-Chief Operating Officer, Global Operations	EBITDA for Franklin Covey International Sales	$ 14.853 million	Q1 Q2 Q3 Q4	$ 4.478 million $ 2.335 million $ 3.159 million $ 4.880 million
M. Sean Covey Chief Product Officer	Operating Income for Franklin Covey Co.	$ 9.2 million		n/a

In the process of establishing target Operating Income and EBITDA performance ranges for fiscal 2009, the executive team, in conjunction with business unit leaders and finance leaders, review historical performance data, general economic and market trends, industry-specific trends and results, new and updated product offerings that will be available during the year, and other variables related to business unit performance.

Individual Performance Objectives

The individual objectives for the NEOs are determined by the CEO for his direct reports and by the Board for the CEO.  These goals are confidential in nature and disclosing specifics could cause potential competitive harm.  In general, targets may be set for goals related to revenue growth, sales proficiency, product development, customer relations, balance sheet management, and winning culture.  Named executive officers generally average three to four major goals per year – the majority of which are related to achieving our long-term strategy.  Achievement of the goals is not automatic.  The goals established for each NEO are stretch goals tied to achieving our long-term strategy. Each goal is linked to one of our Wildly Important Goals that are cascaded annually throughout the Company; progress toward each of these goals is reported weekly.  Because of the focus on and individual/team accountability for reaching these goals, there is generally a 90% or greater probability that the goals will be achieved.

To maintain operating flexibility, enable rapid responses to changing market conditions, and provide greater feedback and direction to his new management team, the fiscal 2009 plan was structured so that Mr. Whitman could establish new goals every quarter for his direct reports if needed to ensure attention to specific results.

Achievement of individual performance objectives accounted for up to 30% of the target STIP amount for Mr. Whitman and Mr. Young, and between 66% and 70% of the target STIP amount for M. Sean Covey for fiscal 2009.   Individual objectives are weighted based on difficulty and stretch required to achieve the goal, with most goals weighted between 10% and 35% of the individual portion of the STIP.  The following table provides an example of an NEO with 4 individual objectives, and shows the STIP amount tied to achieving the payout for the individual portion of the STIP.

Payout Calculations Tied to Individual Performance Objectives –
Example Based on 4 Individual Performance Objectives

Number of Individual Performance Objectives Achieved	Weighting of Each Performance Objective	Percentage of STIP Payout for Individual Performance (30% portion)
1	35%	35%
2	35%	70%
3	20%	90%
4	10%	100%

Fiscal 2009 Actual Performance and Short-Term Incentive Plan (STIP) Payouts

For fiscal 2009, actual payouts relative to targets were as follows:

Name	Year	Target Annual STIP ($)	Financial Performance Component as a Percentage of Total STIP (%)	Individual Performance Component as a Percentage of Total STIP (%)	Total STIP Payout ($)
Robert A. Whitman Chief Executive Officer	2009	500,000	70%	30%	150,000
Stephen D. Young Chief Financial Officer	2009	175,000	70%	30%	52,500
David M.R. Covey Co-Chief Operating Officer, Global Operations	2009	175,000	100%	n/a	77,086
Stephan Mardyks Co-Chief Operating Officer, Global Operations	2009	175,000	100%	n/a	84,734
M. Sean Covey Chief Product Officer	2009	150,000	42.5%	57.5%	72,614

The above STIP payouts resulted in actual total short-term incentive plan compensation that was approximately 36.4% of target, averaged for all NEOs. The NEO STIP incentives were less than the target amount primarily due to our not achieving specified financial performance goals during fiscal 2009.

STIP Plan Changes for Fiscal 2009 and 2010

The following changes were made to the STIP for fiscal 2009 and fiscal 2010:

•
Fiscal 2009 goals for Operating Income were set at levels considerably above actual results achieved by the portion of the company that remained following the sale of the CSBU in fiscal 2008, which increased the difficulty of NEOs attaining the goals and receiving STIP payouts tied to goal achievement.

•
Timing of the fiscal 2009 STIP payout was amended to provide for a 2-quarter extension of the performance period if financial goals are not met at the end of fiscal 2009.  This action recognized the uncertainty of the marketplace while maintaining the integrity of annual goals, and may result in additional STIP payouts for fiscal 2009 being made in fiscal 2010.

•
The three new NEOs (David M.R. Covey, Stephan Mardyks, and M. Sean Covey) retained the same STIP structure during fiscal 2009 that was in place prior to their being named to the executive team at the beginning of fiscal 2009, including monthly and quarterly payouts.

•	The mix between financial objectives and individual performance will be adjusted in fiscal 2010 to bring the new NEOs closer to the 70% financial and 30% individual performance targets.

•
Financial targets may be established for each NEO to best reflect the areas of the company over which he may have the greatest influence, and may incorporate company-wide, operating unit, practice, and/or individual product and program results.

•
The maximum payout for any executive for overachievement will be 200% of target.  This change maintains the emphasis on paying for performance and drives each named executive officer to achieve stretch goals that enhance shareholder value.

3. Long-Term Incentive Plan (LTIP)

In fiscal 2005, the Compensation Committee adopted a new long-term incentive strategy solely using performance-based shares.  The LTIP was established as a performance incentive for certain members of management, including the NEOs, and other employees to reward progress toward achieving our long-term financial plan as determined by revenue growth and cumulative operating income over a 3-year period.  Under this plan, shares were to be awarded only after specific goals were attained.  Long-term Incentive Plan grants made in fiscal 2006 and fiscal 2007 were made in accordance with the terms of our Amended and Restated 1992 Stock Incentive Plan which was last approved by the shareholders in January 2006.

The committee did not make LTIP grants in fiscal 2008 due to our reorganization.  The Compensation Committee terminated the fiscal 2009 LTIP grant primarily due to internal changes that made the approved award criteria inconsistent with our performance goals, and thus no longer measurable.

Because the LTIP is included as part of our overall compensation plan, and due to no LTIP awards being made during fiscal 2008 and fiscal 2009, and the expiration of all other LTIP awards made prior to fiscal 2009, total target compensation for the NEOs was below the 50th percentile for the general industry group for fiscal 2008 and fiscal 2009.

The Compensation Committee has approved a LTIP award that is expected to be granted in fiscal 2010.  The fiscal 2010 LTIP award is expected to be offered to a small group of participants including the NEOs, other members of the executive team, and those who lead significant divisions or segments of the business.

LTIP Plan Changes for Fiscal 2010

The following changes in the LTIP have been approved by the Compensation Committee for grants expected to be made in fiscal 2010:

•
This plan has a 4-year performance period with a 60% payout; the payout accelerates to 80% if the performance targets are achieved within 3.5 years; the payout accelerates to 100% if the performance targets are achieved within 3 years.

•	Participants must reach 50% of the target to achieve the minimum payout. The minimum payout percentage is 30%; the maximum payout percentage is 200%.
•	Operating EBITDA is used as the performance target because it demonstrates the magnitude of the financial achievement. (Historically, LTIP awards were based on achieving Operating Income targets.)
•	The LTIP payout is in shares with a net exercise option.
•	The Committee may modify the Plan.
•	The fiscal 2010 LTIP grants will be made under the 1992 Stock Incentive Plan.
•	The new LTIP agreements with each named executive officer will include similar non-compete and non-hire provisions as those in the previous LTIP.

Stock Ownership Guidelines.  Philosophically, we believe that ownership of our Common Stock is important for executives and outside directors and further aligns their interests with those of our shareholders.  Through the LTIP and issuance of Restricted Share Awards (RSAs), executives have the opportunity to increase stock ownership as we achieve specific sales and operating income or operating EBITDA targets.  As a general guideline, and consistent with industry best practices, beginning in fiscal 2009 outside directors are encouraged to maintain stock ownership equal to at least 3 times the annual retainer or $90,000.  Executives are encouraged to maintain stock ownership where the market value of shares held is equivalent to at least two times base salary.

The Compensation Committee annually reviews executives’ and directors’ progress toward meeting these guidelines.  Based on our closing share price on August 31, 2009, multiplied by the number of shares (including common shares and vested and unvested RSAs) held by each director and executive:

•	All directors meet the fiscal 2009 guidelines.

•
Three of the five NEOs meet the fiscal 2009 guidelines; the remaining two NEOs and other executives, all of whom are new to the requirement, are progressing and expected to meet the guideline within a three- to five-year time frame.

4. Other Benefits and Perquisites

We maintain a number of other broad-based employee benefit plans in which, consistent with our values, executive officers participate on the same terms as other employees who meet the eligibility requirements, subject to any legal limitations on amounts that may be contributed to or benefits payable under the plans.  These benefits include:

•	Our cafeteria plan administered pursuant to Section 125 of the Internal Revenue Code of 1986, as amended (the Code).

•
Our 401(k) plan, in which we match 100% of the first 1% contributed and 50% of the next 4% contributed for a net 3% match on a 5% contribution.  Contributions to the 401(k) plan from highly compensated employees are currently limited to a maximum of 7% of compensation, subject to statutory limits.

•	Our Employee Stock Purchase Plan implemented and administered pursuant to Section 423 of the Code.

In addition to the benefits available to all full-time associates, we provide the following benefits to the Named Executive Officers as specified below:

•
Term Life Insurance.  We provide a portable 20-year term life policy for the CEO and CFO.  The coverage amount is 2.5 times each executive’s target cash compensation (base salary + target annual incentive).

•
Supplemental Disability Insurance. We provide Mr. Whitman with long-term disability insurance which, combined with our current group policy, provides, in aggregate, monthly long-term disability benefits equal to 75% of his fiscal 2009 target cash compensation.  Executives and other highly compensated associates may purchase voluntary supplemental disability insurance at their own expense.

We believe that these benefits are critical to retaining key executive talent and are required as part of a competitive executive compensation and benefits package.

Perquisites: Keeping with the spirit of partnership at FranklinCovey, there are no executive perquisites.

5. Severance and Change–in-Control Benefits

We do not have an employment agreement with any of our NEOs, including Robert A. Whitman, the Chief Executive Officer and Chairman of the Board.

Severance Policy

Based on market data, we have implemented a severance policy to establish, in advance, the appropriate treatment for terminating executives and to ensure market competitiveness. Named executive officers who are terminated involuntarily without cause receive an equivalent of one year of base salary and target annual short-term incentive compensation.  Additionally, we pay COBRA medical and dental insurance premiums for the term of the severance.  Consistent with our severance payment policy, all severance payments are made as a lump sum and we do not gross-up severance payments to compensate for taxes withheld. At Mr. Whitman’s request, his target severance was set at the same level as those who report to him.

In return for receiving severance pay, employees agree to specific confidentiality, non-solicitation, and non-disparagement terms.

Change-in-Control Severance Agreements

Subsequent to fiscal 2009, we established change-in-control severance agreements for all NEOs. The change-in-control policy is designed to retain our executives in the event a change-in-control transaction is proposed.  In such situations, the change-in-control benefit may alleviate some of the financial and career concerns normally associated with a change in control and assure executives of fair treatment.

Based on a market assessment, the Compensation Committee determined the following change-in-control severance benefits to be appropriate for a company of our size and revenues.  In addition, the annual on-going compensation is designed to reward executives for our and their individual performance and does not impact the level of benefits that become payable in the event of a contingent event like a change in control.

Specifically, in the event an executive officer’s or key employee’s employment were terminated, without good reason, and as the result of a change in control, as defined in the policy, the executive officer would be entitled to receive a lump sum cash payment equal to one times his or her current annual target compensation (base salary + STIP).  At Mr. Whitman’s request, his change-in-control severance agreement was set at the same level as those executives who report to him.  Executive Officers would also be entitled to reimbursement for the payment of premiums to secure continuation coverage pursuant to Section 4980B of the Code (or any successor provision thereto) under our medical, dental and other group health plans, and would be entitled to have immediately vested, as of his or her employment termination date, all awards we have granted which at that time are not yet vested according to their terms.  Long-term incentive plan awards vest in accordance with the terms and provisions of the plan and award documents.

We do not gross-up change-in-control payments to compensate for taxes withheld.

These change-in-control severance agreements are separate from the standard severance policy.  NEOs may not receive payments under both the severance policy and the change-in-control severance agreements.  Payments made under the change-in-control severance policy are reduced by an amount equal to the aggregate amount of any other cash payments paid under any other severance policy, agreement, program, arrangement, or requirement of statutory or common law.

Section 162(m) Implications for Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1.0 million limit on the amount that a public company may deduct for compensation paid to the company’s principal executive officer or any of the company’s three other most highly compensated executive officers, other than the company’s chief financial officer, who are employed as of the end of the year.  This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareholders).  None of our NEOs received compensation in excess of $1.0 million in fiscal 2009.

To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee reserves the right to recommend and award compensation that is not deductible under Section 162(m). Our STIP payments in fiscal 2009 were not considered qualified performance-based compensation under Section 162(m).

Fiscal 2010 Equity Awards for the CEO and CFO

The Board of Directors has approved 500,000 stock options to be awarded to the CEO during fiscal 2010.  This grant will replace, in part, Mr. Whitman’s original stock option grant that expires on August 31, 2010.  The grant to Mr. Whitman represents approximately 2.5% of our common shares outstanding.  The Board also approved 175,000 stock options for the CFO.  These grants are expected to be made in January 2010.  The purpose of these grants is to encourage and reward the CEO and CFO for achieving significant shareholder value creation.  The stock options will be premium priced and divided into four equal tranches with exercise prices of $9, $10, $12, and $14 per share.  The grants are expected to have a term of 10 years, and vesting will be a 5-year cliff.

COMPENSATION TABLES

Summary Compensation Table

The salary, bonus, other compensation, long-term compensation and share-based awards for Robert A. Whitman, our Chairman and Chief Executive Officer, and the other named executive officers listed below (collectively, the Named Executive Officers) as of August 31, 2009, the most recent fiscal year end, are shown on the following Summary Compensation Table.  For a complete understanding of the data on the table, please refer to the narrative disclosures that follow.

2009 Summary Compensation Table

A	B	C	D	E	F	G	H	I	J
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen-sation ($)	Total ($)
Robert A. Whitman Chairman and Chief Executive Officer	2009 2008 2007	500,000 500,000 500,000	241,500 645,134 -	- - 264,776	- - -	150,000 295,000 668,012	- - -	49,380 56,750 56,870	940,880 1,496,884 1,489,658
Stephen D. Young Chief Financial Officer	2009 2008 2007	250,000 250,000 250,000	70,000 177,913 50,000	- - 74,093	- - -	52,500 103,250 167,003	- - -	7,462 15,072 12,318	379,962 546,235 553,414
David M.R. Covey Co-Chief Operating Officer, Global Operations	2009	250,000	25,300	-	-	98,474	-	7,277	381,051
Stephan Mardyks Co-Chief Operating Officer, Global Operations	2009	250,000	25,300	-	-	124,734	-	14,210	414,244
M. Sean Covey Chief Product Officer	2009	250,000	70,000	-	-	72,614	-	164,048	556,662

Salary (Column C)
The amounts reported in Column C represent base salaries paid to each NEO in fiscal 2009.

Bonus (Column D)
The bonus amount in Column D for each NEO is in lieu of LTIP awards made in fiscal 2006 and fiscal 2007 which expired as of August 31, 2009 with no shares vesting to participants, in lieu of LTIP awards that were not made in fiscal 2008, and in lieu of LTIP awards that were made in fiscal 2009 and then terminated, resulting in target total compensation at less than the 50th percentile.

Stock Awards (Column E)
No awards were made to NEOs during fiscal 2009 for the long-term incentive plan.  Amounts in this Column represent the compensation expense we recognized under SFAS No. 123R for previously issued awards.  Assumptions used in the calculation of these amounts are included in Note 13 to our Financial Statements in the Form 10-K for the year ended August 31, 2008, as filed with the SEC.

Option Awards (Column F)
We did not award any stock options during fiscal 2009 or fiscal 2008.

Non-Equity Incentive Plan Compensation (Column G)
The amounts reported in Column G represent the amounts paid to each NEO under the STIP, which is discussed previously in the section entitled “Compensation Discussion and Analysis – Elements of Executive Compensation.”  Payouts are based on completing objectives established quarterly or annually and meeting quarterly and annual financial targets. Incentive amounts were approved by the Compensation Committee and were paid following each of the fiscal quarters and at the conclusion of the fiscal year.  Payments made to David M.R. Covey and Stephan Mardyks were made monthly. The amount for David M.R. Covey includes $21,388 in quarterly bonuses for meeting quarterly EBITDA targets.  The amount for Stephan Mardyks includes $40,000 in quarterly bonuses for meeting quarterly EBITDA targets; the actual amount awarded to Mr. Mardyks was adjusted to make an allowance for the effects of foreign currency exchange rates on his EBITDA targets.

Change in Pension Value and Nonqualified Deferred Compensation Earnings (Column H)
We do not maintain any pension plans.

The Nonqualified Deferred Compensation (NQDC) plan was frozen to new contributions as of January 1, 2005.  Effective August 15, 2005, NQDC balances invested in our stock will be distributable to participants only in the form of shares of our stock.  None of the NEOs participate in the NQDC plan.

All Other Compensation (Column I)
The amounts reported in Column I represent the aggregate dollar amount for each NEO for other personal benefits, tax reimbursements, company contributions to 401(k) accounts, and insurance premiums.  The 2009 All Other Compensation Table presents the detail of the amounts included in Column I for fiscal 2009.

Total Compensation (Column J)
The amounts reported in Column J reflect the sum of Columns C through I for each NEO, including all amounts paid and deferred.  The Compensation committee made the following compensation changes for the NEOs:

Effective September 1, 2008, base compensation for David M.R. Covey, Stephan Mardyks, and M. Sean Covey increased from $200,000 to $250,000 per year as a result of their new roles as members of our executive team and an increase in their responsibilities.  Their short-term incentive compensation targets remained unchanged.

All Other Compensation Table

The All Other Compensation Table provides numerical information that is incorporated into Column I, All Other Compensation, on the 2009 Summary Compensation Table.  For a complete understanding of the data on the table, please refer to the narrative disclosures that follow.

2009 All Other Compensation Table

A	B	C	D	E	F	G	H
Name	Year	Contributions to DC Plans ($)	Executive Life Insurance Premiums ($)	Executive Disability Premiums ($)	President’s Club ($)	Other ($)	Total ($)
Robert A. Whitman Chief Executive Officer	2009	7,192	7,310	34,878	-	-	49,380
Stephen D. Young Chief Financial Officer	2009	5,192	2,270	-	-	-	7,462
David M.R. Covey Co-Chief Operating Officer, Global Operations	2009	7,005	-	-	-	272	7,277
Stephan Mardyks Co-Chief Operating Officer, Global Operations	2009	6,624	-	-	7,586	-	14,210
M. Sean Covey Chief Product Officer	2009	-	-	-	-	164,048	164,048

Company Contribution to Defined Contribution Plans (Column C)

We match, dollar for dollar, the first 1% contributed to the 401(k) plan, and 50 cents on the dollar of the next 4% contributed.  Our match for executives is the same match received by all associates who participate in the 401(k) plan.

Executive Life Insurance Premiums (Column D)

The Compensation Committee evaluated the market competitiveness of the executive benefit package to determine the most critical and essential benefits necessary to retain executives. Based on information on benefits prevalence from Mercer, the Compensation Committee determined to include executive life insurance for specific NEOs.  For the CEO and CFO, we maintain an executive life insurance policy with a face value of approximately 2.5 times their target annual cash compensation.  The amounts in Column D show the annual premiums paid for each 20-year term executive life insurance policy.

Executive Disability Premiums (Column E)

We provide Mr. Whitman with long-term disability insurance which, combined with our current group policy, provides, in aggregate, monthly long-term disability benefits equal to 75% of his fiscal 2009 target cash compensation. The amount in Column E shows the premiums paid for Mr. Whitman’s supplemental long-term disability coverage.

President’s Club (Column F)

For Mr. Mardyks, the amount in Column F refers to travel and travel-related awards received during fiscal 2009 for performance during fiscal 2007 and fiscal 2008.

Other (Column G)

For M. Sean Covey, the amount in Column G refers to royalties of $163,776 paid during fiscal 2009 and a length of service award received in fiscal 2009.

For David M.R. Covey, the amount in Column G refers to a length of service award he received in fiscal 2009.

Total (Column H)

The amounts reported in Column H reflect the sum of Columns C through G for each NEO. These numbers are reflected in Column I (All Other Compensation) of the Fiscal 2008 Summary Compensation Table, as presented above.

Grants of Plan-Based Awards Table

The following table summarizes annual Short-Term Incentive Plan awards made to each of the NEOs in fiscal 2009.  No Long-Term Incentive Plan shares were awarded in fiscal 2009.  For a complete understanding of the data on the table, please refer to the narrative disclosures that follow.

Fiscal 2009 Grants of Plan-Based Awards

A	C	D	E	F	G	H	I	J	K
	Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards
Name	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)	All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/share)
Robert A. Whitman Chief Executive Officer	-	500,000	1,000,000	-	-	-	-	-	-
Stephen D. Young Chief Financial Officer	-	175,000	350,000	-	-	-	-	-	-
David M.R. Covey Co-Chief Operating Officer, Global Operations	-	175,000	350,000	-	-	-	-	-	-
Stephan Mardyks Co-Chief Operating Officer, Global Operations	-	175,000	350,000	-	-	-	-	-	-
M. Sean Covey Chief Product Officer	-	150,000	300,000	-	-	-	-	-	-

Estimated future payouts under non-equity incentive plan awards (Columns C-E) refer to target awards under the Short-Term Incentive Plan as described below.  Actual amounts paid to each NEO in fiscal 2009 are shown in Column G of the Summary Compensation Table.

Threshold (Column C)

Column C shows the threshold STIP payment for each NEO based on achievement of financial and individual objectives established for fiscal 2009.  Named Executive Officer performance must be greater than threshold level before any payout is received.  For Mr. Whitman, Mr. Young, and M. Sean Covey, threshold performance is defined as financial performance greater than 60% of the budget or completion of at least one individual objective.  The threshold payout for all NEOs is $0 with a straight line payout to target based on achieving financial and individual objectives.  Additional details about the STIP are included in the Elements of Executive Compensation section of this Compensation Discussion and Analysis.

Target (Column D)
Column D shows the target STIP payment for each NEO based on achievement of financial and individual objectives established for fiscal 2009. Named Executive Officers receive the target payout when financial results are at 100% of the budgeted performance level and 100% of individual objectives are achieved.  Additional details about the STIP are included in the Elements of Executive Compensation section of this Compensation Discussion and Analysis.

Maximum (Column E)
Column E shows the maximum STIP payment for each NEO based on financial performance ranging from 100.01% to 110% of target and 100% of individual objectives established for fiscal 2009.

Estimated future payouts under equity incentive plan awards (Columns F-H)
These Columns refer to share grants under our LTIP.  As discussed earlier, no LTIP grants were outstanding as of August 31, 2009 and no shares were awarded to participants under those grants.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning the unexercised stock options outstanding and unvested restricted share awards for each of the NEOs at August 31, 2009.

A	B	C	D	E	F	G	H	I	J

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable	Equity Incentive Plan Awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or unit of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested (#)	Equity Incentive Plan Awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Robert A. Whitman Chief Executive Officer	1,602,000	-	-	14.00	8/31/2010	-	-	-	-
Stephen D. Young Chief Financial Officer	35,000	-	-	8.00	1/16/2011	-	-	-	-
David M.R. Covey Co-Chief Operating Officer, Global Operations	-	-	-	-	-	-	-	-	-
Stephan Mardyks Co-Chief Operating Officer, Global Operations	-	-	-	-	-	-	-	-	-
M. Sean Covey Chief Product Officer	-	-	-	-	-	-	-	-	-

Number of shares or units of stock that have not vested (Column G)
Due to changes in the number of shares expected to be awarded under the LTIP, there were no unvested shares or units of stock outstanding as of August 31, 2009.

Change-in-Control Severance Benefits

Subsequent to the end of fiscal 2009, change-in-control severance agreements were established for each NEO.  Under the terms of the agreement, each executive officer would receive one times his or her current target compensation plus reimbursement of premiums to secure benefit continuation coverage during the severance period.

Estimated Change-in-Control Severance Amounts as of August 31, 2009

A	B	C	D	E	F	G
Name	Year	Target Total Severance Payment ($)	Base Salary ($)	Target Annual STIP ($)	Target Annual Cash Compensation ($)	Target COBRA Premiums for 12 months ($)
Robert A. Whitman Chief Executive Officer	2009	1,007,300	500,000	500,000	1,000,000	7,300
Stephen D. Young Chief Financial Officer	2009	435,755	250,000	175,000	425,000	10,755
David M.R. Covey Co-Chief Operating Officer, Global Operations	2009	437,767	250,000	175,000	425,000	12,767
Stephan Mardyks Co-Chief Operating Officer, Global Operations	2009	437,152	250,000	175,000	425,000	12,152
M. Sean Covey Chief Product Officer	2009	410,755	250,000	150,000	400,000	10,755

Target Total Change-in-Control Severance Payment (Column C)

The target total severance payment in Column C equals the target annual cash compensation (Column F) plus target COBRA premiums for the severance period (Column G).

Severance Benefits

Under our severance policy, NEOs who terminate involuntarily without cause receive a lump sum payment equivalent to one year of base salary and target annual incentive. Additionally, we pay COBRA medical and dental premiums for the term of the severance. In return for the receipt of severance payment, the NEO agrees to abide by specific non-compete, non-solicitation, and confidentiality requirements.

Estimated Severance Amounts as of August 31, 2009

A	B	C	D	E	F	G
Name	Year	Target Total Severance Payment($)	Base Salary ($)	Target Annual STIP ($)	Target Annual Cash Compensation ($)	Target COBRA Premiums for 12 months ($)
Robert A. Whitman Chief Executive Officer	2009	1,007,300	500,000	500,000	1,000,000	7,300
Stephen D. Young Chief Financial Officer	2009	435,755	250,000	175,000	425,000	10,755
David M.R. Covey Co-Chief Operating Officer, Global Operations	2009	437,767	250,000	175,000	425,000	12,767
Stephan Mardyks Co-Chief Operating Officer, Global Operations	2009	437,152	250,000	175,000	425,000	12,152
M. Sean Covey Chief Product Officer	2009	410,755	250,000	150,000	400,000	10,755

Target Total Severance Payment (Column C)

The target total severance payment in Column C equals the target annual cash compensation (Column F) plus target COBRA premiums for the severance period (Column G).

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth information as of December 1, 2009, with respect to the beneficial ownership of shares of Common Stock by each person known by us to be the beneficial owner of more than five percent of Common Stock, by each director, by the Named Executive Officers at August 31, 2009, and by all directors and officers as a group.  Unless noted otherwise, each person named has sole voting and investment power with respect to the shares indicated.  In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed outstanding shares of common stock subject to options or warrants held by that person or entity that are currently exercisable or exercisable within 60 days of December 1, 2009.  We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity.  The percentages set forth below have been computed without taking into account treasury shares held by us and are based on 16,958,483 shares of Common Stock outstanding as of December 1, 2009.  At the date of this report, there are no shares of Series A or B Preferred Stock outstanding.

BENEFICIAL OWNERSHIP

As of December 1, 2009	Number of Common Shares	Percentage of Class
Donald J. McNamara(1)(2)(3)(6) c/o Franklin Covey Co. 2200 West Parkway Blvd. Salt Lake City, UT 84119-2331	7,261,902	31.8%
Knowledge Capital Investment Group(1)(2) 3232 McKinney Ave., Dallas, TX 75204	6,928,404	30.3%
Robert A. Whitman(5) c/o Franklin Covey Co. 2200 West Parkway Blvd. Salt Lake City, UT 84119-2331	2,244,750	12.1%
Dimensional Fund Advisors, Inc.(4) 1299 Ocean Avenue Santa Monica, CA 90401	1,327,143	7.8%
Stephen R. Covey(3)(6) c/o Franklin Covey Co. 2200 West Parkway Blvd. Salt Lake City, UT 84119-2331	1,063,648	6.3%
John H. Lewis(7) Osmium Partners, LLC 388 Market Street, Suite 920 San Francisco, CA 94111	918,799	5.4%
M. Sean Covey	283,642	1.7%
Joel C. Peterson(6)	215,813	1.3%
Dennis G. Heiner(6)	121,521	*	%
Stephen D. Young(5)	104,312	*	%
Robert H. Daines(6)	57,896	*	%
E. Kay Stepp(6)	46,673	*	%
David M.R. Covey	40,418	*	%
E.J. “Jake” Garn(6)	33,221	*	%
Clayton M. Christensen(6)	29,646	*	%
Stephan Mardyks	15,024	*	%
C. Todd Davis	13,142	*	%
Jennifer Colosimo	617	*	%

All directors and executive officers as a group(5)(6)(15 persons)	11,532,225	47.1%

(1)	The Common Stock shares indicated for Knowledge Capital include 5,913,402 warrants. The warrants are exercisable into a share of Common Stock at $8.00 per share.
(2)
Mr. McNamara, who is a director of the Company, is a principal of The Hampstead Group, the private investment firm that sponsors Knowledge Capital, and therefore may be deemed the beneficial owner of the Common Stock and the warrants of Common Stock held by Knowledge Capital.  Mr. McNamara disclaims beneficial ownership of the Common Stock and warrants of Common Stock held by Knowledge Capital.

(3)
The share amounts include those held for Stephen R. Covey by SANSTEP Properties, L.C. with respect to 1,046,384 shares; and those indicated by Donald J. McNamara by the Donald J. and Joan P. McNamara Foundation with respect to 23,000 shares.  Mr. McNamara is the trustee of his foundation, having sole voting and dispositive control of all shares held by the foundation, and may be deemed to have beneficial ownership of such shares.  Mr. Covey, as co-manager of SANSTEP Properties, L.C., has shared voting and dispositive control over the shares held by those entities and may be deemed to have beneficial ownership of such shares.
(4)	Dimensional Fund Advisors’ information is provided as of September 30, 2009, the filing of its last 13F Report.
(5)
The share amounts indicated include shares subject to currently exercisable stock options held by the following persons in the following amounts: Robert A. Whitman, 1,602,000 shares and Stephen D. Young, 35,000 shares; all directors and executive officers as a group, 1,637,000 shares.

(6)
The share amounts indicated include unvested stock awards currently not vested held by the following persons in the following amounts: Clayton M. Christensen, 17,264 shares; Stephen R. Covey, 17,264 shares; Robert H. Daines, 17,264 shares; E.J. “Jake” Garn, 17,264 shares; Dennis G. Heiner, 17,264 shares; Donald J. McNamara, 12,764 shares; Joel C. Peterson, 17,264 shares; E. Kay Stepp, 17,264 shares; and all directors as a group, 133,612 shares.

(7)
John H. Lewis serves as the controlling member of Osmium Partners, LLC, which serves as the general partner of Osmium Capital, LP; Osmium Capital II, LP; and Osmium Spartan, LP (the Funds); and which manages other accounts on a discretionary basis.  Mr. Lewis and Osmium Partners, LLC may be deemed to share with the Funds and discretionary accounts voting and dispositive power with respect to such shares, except for the 167,000 shares that are directly owned by Mr. Lewis.  Each of Mr. Lewis, Osmium Partners, LLC, and the Funds disclaim beneficial ownership with respect to any shares other than the shares owned directly by such person or entity.  The information regarding the number of shares beneficially owned or deemed to be beneficially owned by Mr. Lewis, Osmium Partners, LLC, and the Funds was taken from a Schedule 13G filed by those entities and Mr. Lewis with the Securities and Exchange Commission, dated December 2, 2009.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the Securities and Exchange Commission (the SEC or Commission) initial reports of ownership and reports of changes in ownership of the Common Stock and other securities which are derivative of the Common Stock.  Executive officers, directors and holders of more than 10% of the Common Stock are required by SEC regulations to furnish us with copies of all such reports they file.  Based upon a review of the copies of such forms received by us and information furnished by the persons named above, we believe that all reports were filed on a timely basis except as listed below:

•
We filed a Form 3 for each of Jennifer Colosimo, David M.R. Covey, M. Sean Covey, C. Todd Davis, and Stephan Mardyks on October 1, 2008.  These forms should have been filed in September 2008 following the appointments of these individuals as our new executive officers.

•	We filed a Form 5 for each of Clayton M. Christensen and Robert A. Whitman in November 2008 that should have been filed in October 2008.
•	We filed a Form 4 for Robert H. Daines on November 25, 2008 that should have been filed one day earlier.
•
A Form 4 was filed for each of Clayton M. Christensen, Stephen R. Covey, Robert H. Daines, E.J. “Jake” Garn, Dennis G. Heiner, Donald J. McNamara, Joel C. Peterson, and E. Kay Stepp in April 2009 for the annual grant of unvested stock awards.  These forms should have been filed in January 2009.

•	A Form 4 was filed for David M.R. Covey on August 13, 2009 that should have been filed one day earlier.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

We review all relationships and transactions in which the Company and our directors, Named Executive Officers, or their immediate family members are participants, to determine whether such persons have a direct or indirect material interest.  Our legal and accounting departments have responsibility for the development and implementation of processes and controls to obtain information from the directors and Named Executive Officers with respect to related party transactions and for then determining, based upon the facts and circumstances, whether the Company or a related party has a direct or indirect material interest in the transaction.  As required under SEC rules, transactions that are determined to be directly or indirectly material to us or the related party are disclosed in our proxy statement.  In addition, a disinterested majority of the full Board of Directors or Compensation Committee reviews and approves any related party transaction that is required to be disclosed.

Related Party Transactions

On December 31, 2008 we acquired the assets of CoveyLink Worldwide, LLC (CoveyLink).  CoveyLink conducts seminars and training courses and provides consulting based upon the book The Speed of Trust by Stephen M.R. Covey, who is the son of the Vice Chairman of the Board of Directors.  The purchase price was $1.0 million in cash plus or minus an adjustment for specified working capital and the costs necessary to complete the transaction, which resulted in a total initial purchase price of $1.2 million.  The previous owners of CoveyLink, which includes Stephen M.R. Covey, are also entitled to earn annual contingent payments based upon earnings growth over the next five years.  Prior to the acquisition date, CoveyLink had granted a non-exclusive license to us related to The Speed of Trust book and related training courses for which we paid CoveyLink specified royalties.  As part of the CoveyLink acquisition, an amended and restated license of intellectual property was signed that granted us an exclusive, perpetual, worldwide, transferable, royalty-bearing license to use, reproduce, display, distribute, sell, prepare derivative works of, and perform the licensed material in any format or medium and through any market or distribution channel.  The amount expensed for these royalties due to Stephen M.R. Covey totaled $0.5 million during the fiscal year ended August 31, 2009.  In connection with CoveyLink acquisition, we also signed a speaking services agreement that pays Stephen M.R. Covey a portion of the speaking revenues received for his presentations.  During fiscal 2009, we expensed $0.8 million for payment from these presentations.

Stephen R. Covey, who is currently the Vice-Chairman of the Board of Directors, receives book royalties on books he has authored and has a speaker services agreement with us pursuant to which Dr. Covey receives 80% of the net proceeds from personal speaking engagements.  During fiscal 2009, we expensed $1.5 million based upon these agreements.

We pay M. Sean Covey, who is a son of Stephen R. Covey, and who is also an employee of the Company, a percentage of the royalty proceeds received from the sales of certain books authored by him.  During fiscal 2009, we expensed $0.1 million for these royalty payments.

We employ John Covey, a brother of Stephen R. Covey, and paid him compensation totaling $109,700 during fiscal 2009.  During fiscal 2009, we also employed Boyd Craig, who is the son-in-law of Robert H. Daines, a member of our Board of Directors, and paid him compensation totaling $156,300.

Robert A. Whitman, our Chairman of the Board of Directors, President, and CEO beneficially owns a partnership interest in Knowledge Capital.  Donald J. McNamara, a member of our Board of Directors, also beneficially owns a partnership interest in Knowledge Capital.  Knowledge Capital beneficially owns 1,015,002 shares of our common stock and holds 5,913,402 warrants to purchase shares of our common stock.

M. Sean Covey, David M.R. Covey, and C. Todd Davis were among the approximately 147 participants in our management stock loan program since March 2000 and under that program owed the Company $759,417 (51,970 shares), $270,597 (18,518 shares), and $192,037 (13,142 shares), respectively, at December 10, 2009.  To settle the loans, they will each surrender their loan shares (valued at market) to the Company in partial payment of their loans and we will collect or forgive the remaining loan balances.  To the extent necessary, we also intend to pay them each a bonus to cover the related taxes they will incur as a result of this action.

Each of these listed transactions was approved according to the procedures cited above.

PROPOSAL II
TO APPROVE THE RATIFICATION OF THE INDEPENDENT REGISTERED
PUBLIC ACCOUNTANTS

The Audit Committee has selected the independent registered accounting firm KPMG to audit our financial statements for the fiscal year ending August 31, 2010, and is seeking ratification of that choice by our shareholders.  However, the Audit Committee is responsible for the selection and ongoing oversight of the auditors and has the authority to replace KPMG as the auditors for the 2010 fiscal year, if it deems it appropriate to do so.  Any such change subsequent to the Annual Meeting will not be submitted to the shareholders for ratification.  The Board of Directors anticipates that one or more representatives of KPMG will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Principal Accountant Fees

The following table shows the fees paid or accrued by us for audit and other services provided by KPMG for the fiscal years ended August 31, 2009 and 2008:

	Fiscal 2009	Fiscal 2008
Audit Fees(1)	$1,071,000	$1,153,000
Audit-Related Fees(2)	-	25,000
Tax Fees(3)	71,000	108,000
All Other Fees	-	-
	$1,142,000	$1,286,000

(1)
Audit fees represent fees and expenses for professional services provided in connection with the audit of our consolidated financial statements and the effectiveness of internal controls over financial reporting found in the Annual Report on Form 10-K and reviews of our financial statements contained in Quarterly Reports on Form 10-Q,  procedures related to registration statements, the sale of the Consumer Solutions Business Unit in fiscal 2008, and accounting consultations on actual transactions.

(2)	Audit-Related Fees primarily consisted of accounting consultation on proposed transactions.
(3)	Tax Fees consisted primarily of fees and expenses for services related to tax compliance, tax planning, and tax consulting.

The Audit Committee pre-approves all services to be performed by our independent registered public accountants and subsequently reviews the actual fees and expenses paid to KPMG.  All the audit-related and non-audit services provided by KPMG during the fiscal years ended August 31, 2009 and 2008 were pre-approved by the Audit Committee.  The Audit Committee has determined that the fees paid to KPMG for non-audit services are compatible with maintaining KPMG’s independence as our independent registered public accountants.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing, and financial reporting practices.

The Audit Committee discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards, Audit Committee Communications, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accountants its independence.

The Audit Committee discussed and reviewed with the independent registered public accountants all communications required by auditing standards generally accepted in the United States of America, including those described in Statement on Auditing Standards No. 114, The

Auditors Communication with Those Charged with Governance, with and without management present, and discussed and reviewed the results of the independent registered public accountants’ work.

The Audit Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended August 31, 2009, and met with and discussed such financial statements with management and the independent registered public accountants.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that our audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended August 31, 2009, for filing with the Securities and Exchange Commission.  The Audit Committee also recommended the reappointment, subject to shareholder approval, of KPMG.

Date:  November 5, 2009

E.J. “Jake” Garn, Chairperson
Robert H. Daines
Dennis G. Heiner
E. Kay Stepp

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE PROPOSAL TO RATIFY THE SELECTION OF KPMG AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE COMPANY FOR THE FISCAL YEAR ENDING AUGUST 31, 2010.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be presented for action at the meeting.  However, if any further business should properly come before the meeting, the persons named as proxies in the accompanying form of proxy will vote on such business in accordance with their best judgment.

PROPOSALS OF SHAREHOLDERS

Proposals which shareholders intend to present at the annual meeting of shareholders to be held in calendar year 2011 must be received by us, at our executive offices (2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331) no later than August 20, 2010, provided that this date may be changed in the event that the date of the annual meeting of shareholders to be held in calendar year 2011 is changed by more than 30 days from the date of the annual meeting of shareholders to be held in calendar year 2010.  Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in our proxy statement and form of proxy.

Pursuant to rules adopted by the SEC, if a shareholder intends to propose any matter for a vote at our Annual Meeting to be held in calendar year 2011 but fails to notify us of that intention prior to November 3, 2010, then a proxy solicited by the Board of Directors may be voted on that matter in the discretion of the proxy holder, provided that this date may be changed in the event that the date of the annual meeting of shareholders to be held in calendar year 2011 is changed by more than 30 days from the date of the annual meeting of shareholders to be held in calendar year 2010.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC.  You may read and copy any document we file at the SEC’s public reference room, 100 F Street NE, Washington, D.C. 20549.  You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

We will provide without charge to any person from whom a Proxy is solicited by the Board of Directors, upon the written request of such person, a copy of our 2009 Annual Report on Form 10-K, including the financial statements and schedules thereto (as well as exhibits thereto, if specifically requested), required to be filed with the Securities and Exchange Commission.  Written requests for such information should be directed to Franklin Covey Co., Investor Relations Department, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331, Attn:  Mr. Stephen D. Young.

You should rely only on the information contained in this Proxy Statement.  We have not authorized anyone to provide you with information different from that contained in this Proxy Statement.  The information contained in this Proxy Statement is accurate only as of the date of this Proxy Statement, regardless of the time of delivery of this Proxy Statement.

PROXY
FRANKLIN COVEY CO.
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Stephen D. Young as proxy, with full power of substitution, to vote, as designated below, all shares of Common Stock of Franklin Covey Co. (the Company), which the undersigned is entitled to vote at the annual meeting of shareholders of the Company (the Annual Meeting) to be held at the Hyrum W. Smith Auditorium, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331, on January 29, 2010 at 8:30 a.m., local time, or any adjournment(s) thereof.  This proxy is solicited on behalf of the Board of Directors of the Company.  This proxy, when properly executed and returned in a timely manner, will be voted as specified. If no instructions are specified, this proxy will be voted “FOR” all proposals in accordance with the recommendation of the board of directors.

1.
Election of three directors of the Company, each to serve a term of three years expiring at the Annual Meeting of the Company to be held following the end of fiscal 2012 and until their respective successors shall be duly elected and shall qualify.

Nominees: Joel C. Peterson, E. Kay Stepp, and Robert A. Whitman.
☐	FOR all nominees	☐	WITHHOLD AUTHORITY all nominees	☐	FOR all nominees, except WITHHOLD AUTHORITY for the nominee(s ) whose name(s) are circled above

2.	Proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending August 31, 2010.
☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.
☐	FOR	☐	AGAINST	☐	ABSTAIN

FOLD AND DETACH HERE

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held January 29, 2010. The Proxy Statement and our 2009 Annual Report are available at: www.shareholdermaterial.com/FC

The Board of Directors unanimously recommends that the share holders vote “FOR” all proposals.  To vote in accordance with the Board of Directors recommendations, sign below. The “FOR” boxes may, but need not, be checked.  To vote against any proposal, or to abstain from voting on any proposal, check the appropriate box above.  PLEASE PRINT YOUR NAME AND SIGN EXACTLY AS YOUR NAME APPEARS IN THE RECORDS OF THE COMPANY. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

Dated:

Signature of Shareholder(s)
Signature (if held jointly)

FOLD AND DETACH HERE